EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements Nos. 333-156771, 333-165551 and 333-160032 on Form S-3 and Registration Statement Nos. 333-152985, 333-82087, 333-148328, and 333-100928 on Form S-8, of our reports dated March 11, 2011, relating to the consolidated financial statements of Enterprise Financial Services Corp and subsidiaries (the “Company”), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Enterprise Financial Services Corp for the year ended December 31, 2010.

/s/ Deloitte & Touche LLP

St. Louis, MO
March 11, 2011